Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
December 11, 2018	(804) 217-5897

DYNEX CAPITAL, INC. DECLARES FOURTH QUARTER 2018 DIVIDENDS

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) announced today the Company’s Board of Directors has declared the 44th consecutive quarterly common stock dividend since launching the new investment strategy in 2008. The Company will pay a quarterly common dividend of $0.18 per common share for the fourth quarter of 2018 payable on January 31, 2019 to shareholders of record on December 31, 2018.

Preferred Stock Dividends
The Company also announced that it will pay the regular quarterly dividend of $0.53125 per share on its 8.50% Series A Cumulative Redeemable Preferred Stock (NYSE: DXPRA) and $0.4765625 per share on its 7.625% Series B Cumulative Redeemable Preferred Stock (NYSE: DXPRB). Both dividends will be paid on January 15, 2019 to shareholders of record of the Series A and Series B Preferred Stocks as of January 1, 2019.

Share Repurchase Program
Additionally, the Company announced today that its Board of Directors has authorized the repurchase of up to $40 million of its outstanding shares of common stock through December 31, 2020. The Company will only repurchase shares when the repurchase price per share is less than the Company’s most recent estimate of the current net book value of a share of common stock.

As part of the share repurchase program, shares may be purchased in open market transactions, including through block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”). The timing, manner, price and amount of any repurchases will be determined in the Company’s discretion and the share repurchase program may be suspended, terminated or modified at any time for any reason. The repurchase program does not obligate the Company to acquire any specific number of shares, and all open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases.

This new authorization replaces the Company’s prior share repurchase program, which was to expire on December 31, 2018.

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

#        #        #